Exhibit 99.2
RESIGNATION LETTER

February 13, 2019

Corporate Secretary
Trupanion, Inc.
6100 4th Avenue South, Suite 200
Seattle, Washington 98107

Dear Trupanion Corporate Secretary:

In accordance with the Trupanion, Inc. Director Resignation Policy, I hereby:

☐ Tender my resignation as a member of the board of directors of Trupanion, Inc., effective as of

☒ Refuse to stand for re-election to the board of directors of Trupanion, Inc., at the next annual meeting of stockholders.

Please note that my resignation is not as a result of any disagreement between myself and the Company, its management, board of directors or any committee of the board of directors.

Sincerely,

/s/ Chad Cohen
Chad Cohen